Exhibit 99.1
Good evening, I am John Van Zee, the CEO of Central Iowa Energy. Thank you for attending the 2009 Annual Meeting and thank you for staying to attend this Informational Meeting. I will provide some brief remarks and then Dan Oh from Renewable Energy Group will provide a presentation. There will be time allowed for a question and answer session after the presentation.
The CIE Board and Management spent much of the first half of 2008 exploring different avenues to raise additional working capital. Management made contact with over fifteen investment banking firms and investor groups to explore potential equity capital. Discussions were held with eight banks in attempt to obtain working capital lines of credit. Due to the global financial crisis, none of these equity or debt options were found to be viable. In June 2008, the Board formed a collaborative committee with three other biodiesel plants to seek business combination and financing opportunities. This committee retained accountants to perform a valuation of the businesses and engaged an investment banking and financial advisory firm, Houlihan Smith and Company, to actively seek financing or business combination opportunities. The Board also separately engaged Houlihan Smith and Company in December 2008 to represent and assist CIE in identifying and interesting parties in providing funding or financing for CIE’s business by means of any debt, equity or business combination including, but not limited to, joint venture, merger, acquisition or recapitalization. After reviewing many opportunities through these venues, the board concluded that it believed the best option to ensure the preservation and growth of unitholder value was to consolidate with REG. The board of directors initially approved and executed an Asset Purchase Agreement with REG providing for CIE’s consolidation with REG through an asset purchase transaction and CIE’s subsequent dissolution, liquidation and winding up on May 8, 2009. On August 7th, 2009, the board of directors approved and executed an Amended and Restated Asset Purchase Agreement with REG which also provides for CIE’s consolidation with REG through an asset purchase transaction and CIE’s subsequent dissolution, winding up and liquidation, but which modified certain terms of the initial agreement.
The board of directors unanimously approved the consolidation and the terms of the CIE Amended and Restated Asset Purchase Agreement and unanimously recommends that CIE’s members approve the consolidation on the terms provided in the CIE Amended and Restated Asset Purchase Agreement. Additionally, the board of directors unanimously approved and unanimously recommends that CIE members approve CIE’s dissolution, winding up, and liquidation as soon as reasonably practicable following the close of the CIE consolidation. A joint proxy statement/prospectus will be delivered to members of CIE prior to the member meeting which will be held for the purpose of holding a member vote on the consolidation and CIE’s subsequent dissolution, winding up and liquidation. Members are encouraged to carefully read this document when it becomes available because it will contain detailed information about the consolidation.
The Board’s decision and recommendation regarding the consolidation was made after consulting with management and its financial advisor and considering many factors, including without limitation the following:

•	We are in default with our loan agreements and our lender could elect to accelerate our indebtedness or foreclose on its mortgage and security interest in all of our assets.

•	We do not have adequate working capital to purchase feedstock or fund ongoing operations.

•	We believe that the combined company will have a larger and stronger balance sheet and may be better able to secure financing.

•	Production planning by the combined entity may result in lower costs and improved results by efficiently allocating capacity based on freight logistics and processing capabilities.

•	Consolidated ownership is anticipated to allow for more efficient decision-making regarding risk management opportunities.

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The board believes that the biodiesel industry is likely to become more concentrated and that larger producers will have marketing, feedstock procurement and financing opportunities and advantages that are not available to smaller biodiesel producers.

•	REG currently manages the facilities and may experience less difficulty integrating the facilities into a combined entity then an unrelated third party

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If the consolidation is consummated, CIE members will own shares in a larger, more diversified company that may be better positioned than CIE to become listed on a stock exchange or obtain other means of liquidity.

•	General and administrative costs, including legal and accounting costs related to SEC reporting requirements, will be born by the larger combined entity.

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The fairness opinion rendered to CIE by its financial advisor, Houlihan Smith and Company, finding that the consideration to be received for the sale of substantially all of CIE’s assets is fair from a financial point of view.

In order for our members to learn more about REG and their perspective on the proposed consolidation, I am pleased to introduce the President and Chief Operating Officer of Renewable Energy Group, Dan Oh.
(REG Presentation)
Thank you Dan Oh. We now welcome any questions or comments you may have. We ask that you please observe the rules of conduct that appear on the opposite side of the Annual Meeting Agenda, including the time limit. Please state your name and city of residence and indicate whether you are a member or a proxy for a member.

REG Newco, Inc. has filed with the SEC a Registration Statement on Form S-4 containing a preliminary Joint Proxy Statement/Prospectus and each of REG Newco, Inc., Renewable Energy Group, Inc. (“REG”) and Central Iowa Energy, LLC (“CIE”) plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of REG and unit holders of CIE. INVESTORS AND SECURITY HOLDERS OF REG AND CIE ARE URGED TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by REG Newco or CIE through the web site maintained by the SEC at www.sec.gov. You may also request a complimentary copy of the joint proxy statement by calling CIE at (641) 791-1010 or writing to CIE at 3426 E. 28th Street N., Newton, Iowa 50208.
REG Newco, REG and CIE and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding REG Newco’s directors and executive officers is available in the preliminary Joint Proxy Statement/Prospectus filed with the SEC on August 10, 2009, and information regarding CIE’s directors and executive officers is available in its proxy statement for its 2009 annual meeting of members, which was filed with the SEC on January 28, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary Joint Proxy Statement/Prospectus filed with the SEC.